Exhibit 10.16

EXECUTION VERSION

Employment Agreement

This Employment Agreement (the “Agreement”), effective as of July 1, 2015 (the “Effective Date”), is made by and between Shane Chittum (the “Executive”) and MCBC Holdings, Inc., a Delaware corporation (“Mastercraft” and, together with any of its subsidiaries and affiliates as may employ the Executive from time to time, and any successor(s) thereto, the “Company”).

RECITALS

A.            The Company desires to assure itself of the services of the Executive by engaging the Executive to perform services under the terms hereof.

B.            The Executive desires to provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1.             Certain Definitions.

(a)           “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.

(b)           “Agreement” shall have the meaning set forth in the preamble hereto.

(c)           “Annual Base Salary” shall have the meaning set forth in Section 3(a).

(d)           “Annual Bonus” shall have the meaning set forth in Section 3(b).

(e)           “Board” shall refer to the Board of Directors of Mastercraft.

(f)            “Cause” shall mean: (i) the Executive’s material failure to substantially perform the duties set forth herein (other than any such failure resulting from the Executive’s Disability); (ii) the Executive’s material failure to carry out, or comply with, in any material respect any lawful directive of the Board; (iii) the Executive’s commission at any time of any act or omission that results in, or may reasonably be expected to result in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities hereunder; (v) the Executive’s commission at any time of any act of fraud, embezzlement, misappropriation, misconduct, conversion of assets of the Company, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof); or (vi) the Executive’s material breach of this Agreement or other agreements with the Company (including, without limitation, any breach of the restrictive covenants of any such agreement); and which, in the case of clauses (i), (ii) and (vi), continues beyond fifteen (15)

days after the Company has provided the Executive written notice of such failure or breach (to the extent that, in the reasonable judgment of the Board, such failure or breach can be cured by the Executive).  Whether or not an event giving rise to “Cause” occurs will be determined by the Board in its sole discretion.

(g)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)           “Company” shall, except as otherwise provided in Section 6(k), have the meaning set forth in the preamble hereto.

(i)            “Company Employee” shall have the meaning set forth in Section 6(b).

(j)            “Competitive Product” shall have the meaning set forth in Section 6(a).

(k)           “Date of Termination” shall mean (i) if the Executive’s employment is terminated due to the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated due to the Executive’s Disability, the date determined pursuant to Section 4(a)(ii); (iii) if the Executive’s employment is terminated pursuant to Section 4(a)(iii)-(iv), the date indicated in the Notice of Termination; and (iv) if the Executive’s employment is terminated pursuant to Section 4(a)(v), the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier.

(l)            “Disability” shall mean the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than six (6) months.

(m)          “Effective Date” shall have the meaning set forth in the preamble hereto.

(n)           “Executive” shall have the meaning set forth in the preamble hereto.

(o)           “Installment Payments” shall have the meaning set forth in Section 5(b)(i).

(p)           “Notice of Termination” shall have the meaning set forth in Section 4(b).

(q)           “Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

(r)            “Proprietary Information” shall have the meaning set forth in Section 6(e).

(s)            “Restricted Period” shall mean the eighteen (18) month period immediately following the Date of Termination; provided, however, that if the Executive continues to be employed by the Company subsequent to the termination of this Agreement, the “Restricted Period” shall include such continued period of employment after termination of this

Agreement and the eighteen (18) month period immediately following the day upon which the Executive is no longer employed by the Company.

(t)            “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

(u)           “Severance Payment” shall have the meaning set forth in Section 5(b).

(v)           “Severance Period” shall have the meaning set forth in Section 5(b).

(w)          “Solicit” shall have the meaning set forth in Section 6(b).

(x)           “Term” shall have the meaning set forth in Section 2(b).

2.             Employment.

(a)           In General.  The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b)           Term of Employment.  The term of employment under this Agreement (the “Initial Term”) shall commence on July 1, 2015 and terminate on third anniversary thereof, unless earlier terminated as provided in Section 4.  The Initial Term shall automatically be extended for successive one year periods (each, an “Extension Term” and, collectively with the Initial Term, the “Term”), unless either party hereto gives notice of non-extension to the other no later than 90 days prior to the expiration of the then-applicable Term.

(c)           Position and Duties.  During the Term, the Executive: (i) shall serve as Chief Operating Officer of Mastercraft, with responsibilities, duties and authority customary for such position, subject to direction by the Board; (ii) shall report directly to the Chief Executive Officer of Mastercraft; (iii) shall devote substantially all the Executive’s working time and efforts to the business and affairs of the Company and its subsidiaries; (iv) agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time; and (v) agrees that his duties, responsibilities and authorities may include services for one or more subsidiaries of Mastercraft.

(d)           Work Location.  During the Term, the primary place for performance of the Executive’s duties and responsibilities shall be the Company’s headquarters in Vonore, Tennessee.  The Executive further acknowledges that his position may require business travel from time to time.

3.             Compensation and Related Matters.

(a)           Annual Base Salary.  During the Term, the Executive shall receive a base salary at a rate of $250,000 per annum (the “Annual Base Salary”), subject to review by the Board (or the applicable committee thereof) in its sole discretion.  The Annual Base Salary shall paid in accordance with the customary payroll practices of the Company.

(b)           Annual Bonus.  With respect to each fiscal year that ends during the Term, commencing with fiscal year 2016, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”), with a target Annual Bonus equal to fifty percent (50%) of the Executive’s Annual Base Salary, based upon annual performance targets established by the Board (or the applicable committee thereof).  Each such Annual Bonus shall be payable on such date as is determined by the Board (or the applicable committee thereof) in its sole discretion.  Notwithstanding the foregoing, no bonus shall be payable with respect to any fiscal year unless the Executive remains continuously employed with the Company during the period beginning on the commencement date of the Term and ending on the applicable bonus payment date.

(c)           Benefits.  During the Term, the Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company, as in effect from time to time (such plans may include health care, dental, vision, prescription, flexible spending, short-term and long-term disability, life insurance and 401(k) plans, programs and arrangements).

(d)           Vacation.  During the Term, the Executive shall be eligible to take three (3) weeks of paid vacation per year.  Unused and accrued vacation does not roll over to the next calendar year.  That is, if the Executive does not use all three (3) weeks of vacation in any given year, he may not use any of that unused vacation time the following or any other year.

(e)           Business Expenses.  During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of the Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures.

4.             Termination.  The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, under the following circumstances:

(a)           Circumstances

(i)            Death.  The Executive’s employment hereunder shall terminate upon the Executive’s death.

(ii)           Disability.  If the Executive incurs a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment.  In that event, the Executive’s employment with the Company shall terminate, effective on the later of the thirtieth (30th) day after receipt of such notice by the Executive or the date specified in such notice; provided that within the thirty (30)-day period following receipt of such notice, the Executive shall not have returned to full-time performance of the Executive’s duties hereunder.

(iii)          Termination for Cause.  The Company may terminate the Executive’s employment for Cause.

(iv)          Termination without Cause.  The Company may terminate the Executive’s employment without Cause.

(v)           Resignation.  The Executive may resign from the Executive’s employment for any reason or no reason.

(vi)          Non-extension of the Term.  Either party hereto may give notice of non-extension of the Term to the other party hereto in accordance with Section 2(b).  For the avoidance of doubt, non-extension of the Term by either party shall not constitute termination by the Company without Cause or a resignation of employment by the Executive (unless the Executive explicitly provides a notice of resignation in connection with the Executive’s notice of non-extension of the Term).

(b)           Notice of Termination.  Any termination of the Executive’s employment hereunder by the Company or by the Executive under this Section 4 (other than a termination pursuant to Section 4(a)(i) or 4(a)(vi) above) shall be communicated by a written notice to the other party hereto (a “Notice of Termination”): (i) indicating the specific termination provision in this Agreement relied upon, (ii) in the case of a termination pursuant to Sections 4(a)(ii) or 4(a)(iii), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination (which, if submitted by the Executive, shall be at least ninety (90) days following the date of such notice); provided, however, that a Notice of Termination delivered by the Company pursuant to Section 4(a)(ii) shall not be required to specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii); and provided, further, that in the event that the Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, accelerate the Date of Termination to any date that occurs following the date of the Company’s receipt of such Notice of Termination (even if such date is prior to the date specified in such Notice of Termination).  A Notice of Termination submitted by the Company (other than a Notice of Termination under Section 4(a)(ii)) may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion.  The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

5.             Company Obligations Upon Termination of Employment.  During the Term:

(a)           In General.  Upon a termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive: (i) any portion of the Executive’s Annual Base Salary through the Date of Termination not theretofore paid, (ii) any expenses owed to the Executive under Section 3(e), and (iii) any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3(c), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.  Except as otherwise set forth in Section 5(b) below, the payments and benefits described in this Section 5(a) shall be the only payments and benefits payable in the event of the Executive’s termination of employment for any reason.

(b)           Severance Payment.  In the event of the Executive’s termination of employment under the circumstances described below, then, in addition to the payments and benefits described in Section 5(a) above, the Company shall, during the twelve (12) month period immediately following the Date of Termination (the “Severance Period”), pay to the Executive an amount (the “Severance Payment”) calculated and paid as described below:

(i)            If the Executive’s employment shall be terminated by the Company without Cause pursuant to Section 4(a)(iv), then the Severance Payment shall be an amount equal to the Executive’s Annual Base Salary.  Subject to the provisions of Section 8, the Severance Payment shall be paid in equal installments during the Severance Period, at the same time and in the same manner as the Annual Base Salary would have been paid had the Executive remained in active employment during the Severance Period, in accordance with the Company’s normal payroll practices in effect on the Date of Termination.  For purposes of Section 409A (including, without limitation, for purposes of Section 1.409A-2(b)(2)(iii) of the Department of Treasury Regulations), the Executive’s right to receive the Severance Payment in the form of installment payments (the “Installment Payments”) shall be treated as a right to receive a series of separate payments and, accordingly, each Installment Payment shall at all times be considered a separate and distinct payment.  In addition, to the extent the Executive shall earn compensation during the Severance Period (without regard to when such compensation is paid), the Severance Payment to be made by the Company pursuant to this Section 5(b)(i) shall be correspondingly reduced in compliance with Section 409A.  In order to implement the provisions of this Section 5(b)(i), the Executive shall promptly notify the Company of any subsequent employment during the Severance Period and provide the Company with information regarding the Executive’s compensation.

(ii)           In addition, if the Executive’s employment shall be terminated by the Company without Cause pursuant to Section 4(a)(iv), then to the extent the Executive or any of the Executive’s dependents may be covered under the terms of any medical or dental plans of the Company for active employees immediately prior to the Date of Termination, provided the Executive is eligible for and elects coverage under the health care continuation rules of COBRA, the Company shall provide the Executive and those dependents with coverage for the duration of the Severance Period, and such coverage shall be equivalent to the coverage received while the Executive was employed with the Company, with Executive required to pay the same amount as the Executive would pay if the Executive continued in employment with the Company during such period; provided, however, that such coverage shall be provided only to the extent that it does not result in any additional tax or other penalty being imposed on the Company or violate any nondiscrimination requirements then applicable with respect to the Company’s plans.  The coverages under this Section 5(b)(ii) may be procured directly by the Company apart from, and outside of the terms of the respective plans, provided that the Executive and the Executive’s dependents comply with all of the terms of the substitute medical or dental plans, and provided, further, that the cost to the Company shall not exceed the cost for continued COBRA coverage based on the cost sharing set forth above in this Section 5(b)(ii).  Notwithstanding anything to the contrary contained herein, in the event the Executive or any of the Executive’s dependents become eligible for coverage under the terms of any other medical and/or dental plan of a subsequent employer, the Company’s obligations under this Section 5(b)(ii) shall cease with respect to the eligible Executive and/or dependent.  In order to implement the provision of this Section 5(b)(ii), the Executive shall promptly notify the Company of any subsequent employment during the Severance Period and provide the Company with information regarding medical and/or dental coverage available.

(iii)          The payments and benefits described in Section 5(b) shall be in lieu of notice or any other severance payments or benefits to which the Executive might otherwise be entitled.  Notwithstanding anything herein to the contrary, (A) no portion of the payments or benefits described in clauses (i) and (ii) shall be paid or provided unless, as of the thirtieth (30th) day following the Date of Termination, the Executive has timely executed a general waiver and release of claims agreement in the Company’s customary form (which release shall be delivered by the Company to the Executive within seven (7) days after the Date of Termination) and such release has not been revoked by the Executive prior to the expiration of the period (if any) during which any portion of such release is revocable under applicable law (and such revocation period has expired), and (B) as of the first date on which the Executive violates any covenant contained in Section 6, any remaining portion of the payments or benefits described in clauses (i) and (ii) shall thereupon be forfeited.

(iv)          The provisions of this Section 5 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program or other arrangement maintained by the Company.

6.             Restrictive Covenants.

(a)           The Executive hereby agrees that, during the Term and the Restricted Period, the Executive shall not, directly or indirectly engage in, have any interest in (including, without limitation, through the investment of capital or lending of money or property), or manage, operate or otherwise render any services to, any Person (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity) that engages in (either directly or through any subsidiary or affiliate thereof) any business or activity (i) relating to the design, development, manufacture, engineering, building, assembly, marketing, supply, sale or provision of a “Competitive Product” (as defined below) anywhere in the world, or (ii) which the Company engages in or has taken active steps to engage in or acquire.  For purposes of this Agreement, the term “Competitive Product” shall mean any product or component thereof, product line or service that has been, is being or during the Executive’s term of employment may be designed, developed, manufactured, engineered, built, assembled, marketed, supplied, sold or provided by any Person other than the Company and that is of the same general type, performs a similar function, or is used for the same general purpose as a Company product or component thereof, product line or service

(including, without limitation, ski and/or wakeboard tow boats).  Notwithstanding the foregoing, the Executive shall be permitted to acquire a passive stock or equity interest in such a business; provided that such stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.

(b)           The Executive hereby agrees that, during the Term and the Restricted Period, the Executive shall not, directly or indirectly, either for himself or on behalf of any other Person, (i) “Solicit” (as defined below) any Person who was employed by the Company at any time during the twenty-four (24) month period immediately prior to the date of termination of employment or who thereafter becomes employed by the Company (a “Company Employee”), or (ii) participate in any way in a decision to hire a Company Employee.  For purposes of this Agreement, the term “Solicit” shall mean to recruit, offer, induce, or otherwise persuade (or to assist or encourage any other Person to do so), directly or indirectly, a Company Employee to terminate his or her employment with the Company and/or to perform services for the Executive or for any other Person, whether as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity.

(c)           The Executive hereby agrees that, during the Term and the Restricted Period, the Executive shall not, directly or indirectly, either for himself or on behalf of any other Person, (i) call upon, accept business from, or solicit the business of any Person who is or who had been at any time during the twenty-four (24) month period immediately prior to the date of termination of employment, a customer, supplier or vendor of the Company (provided that the Executive may so contact any such supplier or vendor where such contact does not relate to the design, development, manufacture, engineering, building, assembly, marketing, supply, sale or provision of a Competitive Product) or (ii) divert business, supplies, services or materials from, or otherwise interfere with, the Company’s business relationship with any of the Company’s customers, suppliers or vendors.  The Executive further agrees that if any such customer, supplier or vendor contacts the Executive during the Term or the Restricted Period in respect of doing business with the Executive, the Executive will advise such customer, supplier or vendor of the restrictions on his ability to do business with such customer, supplier or vendor contained herein.

(d)           The Executive shall not at any time, directly or indirectly, use or purport to authorize any Person to use any name, mark, logo, trade dress or identifying words or images which are the same as or similar to those used at any time by the Company in connection with any product or service, whether or not such use would relate to a Competitive Product.

(e)           Except as the Executive reasonably and in good faith determines to be required in the faithful performance of the Executive’s duties hereunder or in accordance with Section 6(g), the Executive shall, during his term of employment and thereafter, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, or use for the Executive’s benefit or the benefit of any other Person, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals„ vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any other Person, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information.  The Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use for the Executive’s benefit or the benefit of any other Person, any Proprietary Information after the date of termination of employment will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of the Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company.  The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(f)            Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company (i) all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents that are Proprietary Information, including all physical and digital copies thereof, and (ii) all other Company property (including, without limitation, any personal computer or wireless device and related accessories, keys, credit cards and other similar items) which is in his possession, custody or control.

(g)           The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process.

(h)           The Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, equity holders or affiliates, either orally or in writing, at any time; provided that the Executive may confer in confidence with the Executive’s legal representatives and make truthful statements as required by law.

(i)            Prior to accepting other employment or any other service relationship during the Restricted Period, the Executive shall provide a copy of this Section 6 to any recruiter who assists the Executive in obtaining other employment or any other service relationship and to any employer or other Person with which the Executive discusses potential employment or any other service relationship.

(j)            In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.  Any breach or violation by the Executive of the provisions of this Section 6 shall toll the running of any time periods set forth in this Section 6 for the duration of any such breach or violation.

(k)           As used in this Section 6, the term “Company” shall include Mastercraft, its parent and related entities, and any of its direct or indirect subsidiaries.

7.             Injunctive Relief.  The Executive recognizes and acknowledges that a breach of the covenants contained in Section 6 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Section 6, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief (without any requirement to post a bond or other security).  In the event action is brought by the Company to enforce the provisions of Section 6, if the Company prevails in such action or if there is no prevailing party in such action, then the Executive shall pay, or shall promptly reimburse the Company for, the costs incurred by the Company in such action (including attorneys’ fees and expenses).  The provisions of Section 6 and Section 7 of this Agreement shall survive any expiration or termination of this Agreement.

8.             Section 409A.

(a)           General.  The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Executive under Section 409A, the Company reserves the right to (without any obligation to do so or to indemnify the Executive for failure to do so) (i) adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect) that it determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions it determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder.  Notwithstanding anything herein to the contrary, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company or any of its affiliates, employees or agents.

(b)           Separation from Service under Section 409A.  Notwithstanding anything herein to the contrary: (i) no termination or other similar payments and benefits hereunder that are considered “nonqualified deferred compensation” within the meaning of Section 409A shall be payable upon the Executive’s termination of employment hereunder unless such termination constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if the Executive is deemed at the time of the Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of any, termination or other similar payments and benefits to which the Executive may be entitled hereunder (after taking into account all exclusions applicable to such payments or benefits under Section 409A) is required in order to avoid a prohibited distribution under Section

409A(a)(2)(B)(i) of the Code, such portion of such payments and benefits shall not be provided to the Executive prior to the earlier of (x) the expiration of the six (6) month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) or (y) the date of the Executive’s death; provided that upon the earlier of such dates, all payments and benefits deferred pursuant to this Section 8(b)(ii) shall be paid in a lump sum to the Executive, and any remaining payments and benefits due hereunder shall be provided as otherwise specified herein; (iii) the determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of the Executive’s separation from service shall be made by the Company in accordance with the terms of Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) to the extent that any installment payments under this Agreement are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A, for purposes of Section 409A (including, without limitation, for purposes of Section 1.409A-2(b)(2)(iii) of the Department of Treasury Regulations), each such payment that the Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment; (v) to the extent that any reimbursements or corresponding in-kind benefits provided to the Executive under this Agreement are deemed to constitute “deferred compensation” under Section 409A, such reimbursements or benefits shall be provided reasonably promptly, but in no event later than December 31 of the year following the year in which the expense was incurred, and in any event in accordance with Section 1.409A-3(i)(1)(iv) of the Department of Treasury Regulations; and (vi) the amount of any such payments or expense reimbursements in one calendar year shall not affect the expenses or in-kind benefits eligible for payment or reimbursement in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

9.             Assignment and Successors.  The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates.  The Executive may not assign the Executive’s rights or obligations under this Agreement to any individual or entity.  This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, devisees, and legatees, as applicable.

10.          Governing Law.  This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Tennessee, without reference to the principles of conflicts of law of Tennessee or any other jurisdiction, and where applicable, the laws of the United States.

11.          Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.          Notices.  Any notice, request, claim, demand, document and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile, by overnight delivery or by certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):

If to the Company:

MCBC Holdings, Inc.
100 Cherokee Cove Drive
Vonore, TN 37885
Attn: General Counsel
Facsimile: (423) 884-2222

with copies to:

Wayzata Investment Partners LLC
701 East Lake Street, Suite 300
Wayzata, MN 55391
Attn: General Counsel
Facsimile: (952) 345-8901

and

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn: Bradd Williamson

Facsimile: (212) 751-4864

If to the Executive, at the then-current address in the Company’s records.

13.          Countervails.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

14.          Entire Agreement.  The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) are intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of (and supersede) any prior or contemporaneous agreement with respect to the subject matter hereof.  The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

15.          Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of Mastercraft and approved the Board, which expressly identifies the amended provision of this Agreement.  By an instrument in writing similarly executed and approved by the Board, the Executive or a duly authorized officer of Mastercraft may waive compliance by the other party or parties hereto with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of or estoppel with respect to, any other or subsequent failure to comply or perform.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

16.          No Inconsistent Actions.  The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

17.          Construction.  This Agreement shall be deemed drafted equally by both of the parties hereto.  Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any party hereto shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

18.          Enforcement.  Subject to Section 6(j), if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

19.          Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement, any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold.  The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

20.          Absence of Conflicts.  The Executive hereby represents (i) that from and after the Effective Date the performance of the Executive’s duties contemplated hereunder will not breach any other agreement to which the Executive is a party and (ii) that Executive has provided the Company with true and correct copies of any agreements to which Executive is a party that could reasonably be construed so as to limit the performance of the Executive’s duties hereunder.  To the extent requested by the Company, the Executive shall provide evidence reasonably satisfactory to the Company that demonstrates the Executive’s ability to perform his duties hereunder without breaching any other agreement to which the Executive may be a party.

21.          Executive Acknowledgement.  The Executive acknowledges that the Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on the Executive’s own judgment.

22.          Survival.  Neither the expiration or termination of the Term nor the termination of the Executive’s employment with the Company shall impair the rights or obligations of any party hereto which shall have accrued prior to such expiration or termination (including, without limitation, the Company’s right to enforce the restrictive covenants contained in Section 6).

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

MCBC HOLDINGS, INC.:

By:
Name:
Title:

EXECUTIVE:

Shane Chittum, individually

Signature Page to Employment Agreement for Shane Chittum